As filed with the Securities and Exchange Commission on March 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SunCar Technology Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

c/o Shanghai Feiyou Trading Co., Ltd.
Suite 209, No. 656 Lingshi Road

Jing’an District, Shanghai, 200072
People’s Republic of China
Tel: (86) 138-1779-6110

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SunCar Technology Group Inc.

2024 Equity Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Elizabeth Fei Chen, Esq.
Pryor Cashman LLP
7 Times Square
New York, NY 10036
Tel: 212-326-0199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 28, 2024, the board of directors of SunCar Technology Group Inc. (the “Registrant”) approved the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”). Under the 2024 Plan, the maximum aggregate number of Class A ordinary shares that may be issued pursuant to the awards shall be 8,800,000 shares.

The purpose of this Registration Statement on Form S-8 (“Registration Statement”) is to register the 8,800,000 Class A ordinary shares that are authorized for issuance under the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2024 Plan, as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by SunCar Technology Group Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

a)	The Registrant’s annual report on Form 20-F filed with the Commission on July 14, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in (a) above (other than portions of those documents furnished or not otherwise deemed to be filed); and

c)	The description of the Registrant’s securities incorporated by reference in the Registrant’s registration statement on Form F-4 (File No. 333-269295) filed with the Commission on March 27, 2023, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s second amended and restated memorandum and articles of association, adopted by its shareholders on May 16, 2023, provides that the Registrant shall indemnify and secure harmless against each of its directors and officers and their personal representatives (each, an “Indemnified Person”) against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Amended and Restated Memorandum and Articles of Association of SunCar (incorporated by reference to Exhibit 1.1 of SunCar’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023).

4.2	Specimen Ordinary Share Certificate of SunCar (incorporated by reference to Exhibit 4.8 of SunCar’s registration statement on Form F-4 (File No. 333-269295), filed with the SEC on March 27, 2023).

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1*	2024 Equity Incentive Plan

23.1*	Consent of Enrome LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on March 29, 2024.

SunCar Technology Group Inc.

By:	/s/ Zaichang Ye
Zaichang Ye
Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Zaichang Ye, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bohong Du	Chief Financial Officer	March 29, 2024
Bohong Du	(Principal Financial and Accounting Officer)

/s/ Zhunfu Lei	Chief Technology Officer and	March 29, 2024
Zhunfu Lei	Chief Operating Officer

/s/ Tianshi Yang	Chief Strategy Officer	March 29, 2024
Tianshi Yang

/s/ Yongsheng Liu	Independent Director	March 29, 2024
Yongsheng Liu

/s/ Haidong Zhang	Independent Director	March 29, 2024
Haidong Zhang

/s/ Lin Bao	Independent Director	March 29, 2024
Lin Bao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SunCar Technology Group Inc. has signed this registration statement or amendment thereto in Newark, Delaware on March 29, 2024.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director